Exhibit 99.1

PRESS RELEASE

Twin Hospitality Group Announces Leadership Updates

Andy Wiederhorn Appointed Chief Executive Officer; Roger Gondek to Assume Twin Peaks President Role

DALLAS (Dec. 29, 2025) – Twin Hospitality Group Inc. (Nasdaq: TWNP), the parent company of Twin Peaks Restaurant, today announced the appointment of Andy Wiederhorn as Chief Executive Officer, effective immediately, following the termination of Chief Executive Officer Kim Boerema. Additionally, Roger Gondek, currently Chief Operating Officer of Twin Peaks Restaurant, will also assume the role of President of Twin Peaks Restaurant while continuing in his COO responsibilities.

Wiederhorn, who was integral in spinning out Twin Peaks and Smokey Bones into Twin Hospitality Group Inc., has served as Chairman of the Board since August 2025. In this role, he has worked closely with the leadership team to position the company for sustained growth and operational excellence. Gondek has served as Chief Operating Officer of Twin Peaks since 2017 and brings approximately 15 years of experience with the brand, including previous operations leadership roles with Twin Peaks’ largest franchisee.

“I’m pleased to take on the Chief Executive Officer role and continue to collaborate with Roger in his expanded capacity as President,” said Andy Wiederhorn, Chairman and Chief Executive Officer of Twin Hospitality Group. “We remain focused on driving key business initiatives forward, including streamlining operations and enhancing the guest experience. This leadership restructuring optimizes our resources while minimizing overhead, providing additional value as we work to restructure our debt and strengthen the company for long-term success.”

Twin Hospitality Group Inc.

Twin Hospitality Group Inc. is a restaurant company that strategically develops and operates specialty casual dining restaurant concepts with a goal to redefine the casual dining category with its experiential driven brands. For more information, visit https://ir.twinpeaksrestaurant.com/.

About Twin Peaks

Founded in 2005 in the Dallas suburb of Lewisville, Twin Peaks has 114 locations in the U.S. and Mexico. Twin Peaks is the ultimate sports lodge featuring made-from-scratch food and the coldest beer in the business, surrounded by scenic views and wall-to-wall TVs. At every Twin Peaks, guests are immediately welcomed by a friendly Twin Peaks Girl and served up a menu made for MVPs. From its smashed and seared-to-order burgers to its in-house smoked brisket and wings, guests can expect menu items that satisfy every appetite. To learn more about franchise opportunities, visit twinpeaksfranchise.com. For more information, visit twinpeaksrestaurant.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the company’s future operating performance. Forward-looking statements reflect the expectations of management concerning the future and are subject to significant business, economic and competitive risks, uncertainties, and contingencies. These factors are difficult to predict and beyond our control and could cause our actual results to differ materially from those expressed or implied in such forward-looking statements. We refer you to the documents that are filed from time to time by Twin Hospitality Group Inc. with the Securities and Exchange Commission, such as its reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other factors. We undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

Investor Relations:

ICR

Michelle Michalski

ir@twinpeaksrestaurant.com

Media Relations:

Erin Mandzik

emandzik@fatbrands.com

860-212-6509

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